U.S. Wireless Data, Inc. Enters Into Letter of Intent For Merger with StarVox Communications, Inc. and Provides $300,000 Bridge Financing

LOS ANGELES, CA--(BUSINESS WIRE)—April 26, 2006--U.S. Wireless Data, Inc. (OTCBB: USWI) announced today that it has executed a letter of intent which sets forth the preliminary terms and conditions of a proposed merger transaction between USWI and StarVox Communications, Inc. (“StarVox”). In connection with the merger, the shareholders of StarVox will exchange their shares of capital stock in StarVox for capital stock of USWI. The number of shares of USWI stock to be received by the shareholders of StarVox will be dependent upon certain events and conditions at the time of the closing.

The closing of the transaction is subject to certain conditions, including execution of a definitive merger agreement and the completion of due diligence. There can be no assurance that the merger will be consummated or, if consummated, that it will be consummated on the terms set forth in the letter of intent.

In addition, on April 20, 2006, USWI provided StarVox with a $300,000 bridge loan. Such loan is payable 120 days from the date of the loan, bears interest at the rate of 10% per annum and is secured by the assets of StarVox.

About StarVox Communications, Inc.

StarVox Communications, Inc. (www.starvox.com), based in San Jose, CA, is a facilities-based next generation Infrastructure and Applications service provider. StarVox offers wholesale and retail traditional voice services and enhanced VoIP services over its domestic VoIP network and its international wholesale network. Starvox’s domestic VoIP network provides over 300 Points of Presence (POPs) which allow access from about 80% of business sites. StarVox also provides local services to about 65% of business sites. A full suite of traditional and enhanced products is available to wholesale and retail customers. The international wholesale network offers reliable cost effective worldwide connectivity to both established and emerging carriers. StarVox owns both its application technologies and domestic and international VoIP networks, which gives it a competitive advantage. StarVox works with a variety of channels (such as, ISPs, CLECs, Telecom Agents, Carriers, Affinity Groups, Property Management Groups, etc.) that are interested in migrating customers from traditional separate voice and data communications connections to a converged voice/data connection. StarVox offers a complete “turnkey” package of services to its channels with individual branding. StarVox services target small, medium and larger sized businesses (both single site and multi-site) that are interested in lowering their communications monthly costs by 20% to 40% by migrating to a converged service.

About U.S. Wireless Data, Inc.

U.S. Wireless Data, Inc., is a development stage company. It intends to complete an asset acquisition, merger, exchange of capital stock, or other business combination with a domestic or foreign business. Previously, U.S. Wireless Data provided wireless transaction delivery and gateway services to the payment processing industry. The company was founded in 1991 and is majority owned by Trinad Capital, L.P.

Safe Harbor

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, about USWI. Forward looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of USWI's management, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the failure of the merger to be completed; changing interpretations of generally accepted accounting principles; continued compliance with government regulations; legislation or regulatory environments, requirements or changes adversely affecting the businesses in which StarVox engaged; demand for the products and services that StarVox provides, general economic conditions; geopolitical events and regulatory changes, as well as other relevant risks detailed in USWI’s filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. USWI assumes no obligation to update the information contained in this press release.

CONTACT:

U.S. Wireless Data, Inc.
Jay A. Wolf, 310/601-2500